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Exhibit 5.3

CONSENT OF JOHN E. STEERS, P.ENG.

April 20, 2005

I, John E. Steers, P.Eng., hereby consent to the use of and reference to my name and my report, and the incorporation of information derived from my report evaluating the mineral reserves of the Balmat No. 4 Mine, in the Registration Statement on Form F-10 filed by HudBay Minerals Inc., HudBay Mining and Smelting Co., Limited and Hudson Bay Exploration and Development Company Limited, as such may thereafter be amended or supplemented, and in the prospectus contained therein. I also consent to the reference to me under the heading "Experts" in such Registration Statement.

/s/ John E. Steers, P.Eng.
John E. Steers, P.Eng.

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Exhibit 5.3
CONSENT OF JOHN E. STEERS, P.ENG.